EXHIBIT 5

Siebenga & Associates

The law office of David J. Siebenga,  Esq.

*******************************************************************************************************************

12657 – 93rd Avenue, Surrey, B.C. Canada V3V 7J6         Phone: (604)582-8807

Fax: (604)584-7933

February 15, 2003

Anticus International Corporation

1480 Oakridge Road

Kelowna, B.C.

V1W 3A9

Re:

Form SB-2 Registration Statement, Amendment No. 1

Dear Sir:

We have acted as special counsel to Anticus International Corporation, a Nevada corporation (the “Company”), in connection with the preparation of the first amendment of a registration statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register the offering by the Company of 750,000 common shares to be sold for cash.

In this regard we have reviewed the Amended Articles of Incorporation and Bylaws of the Company, resolutions adopted by the Company’s Board of Directors, the amended Registration Statement, the other exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.  Based on the foregoing, we are of the opinion that each Common Share being offered as contemplated by the Registration Statement will be legally issued, fully paid and non-assessable at the time of its issuance, and is within the number of shares authorized by the Company’s Amended Articles of Incorporation.

I am admitted to practice law in the Province of British Columbia which is a jurisdiction with a developed body of corporate law.  Regarding your query as to the ability of being able to provide a legal opinion, that fact of whether or not I am admitted to practice law in the State of Nevada or any other jurisdiction within the United States of America where the Company may transact business of any kind is immaterial as this opinion is with respect to federal law only and as such I have not consulted legal counsel from any other jurisdiction regarding the information contained herein.

In preparing the opinion required by your offices in this matter, I am entitled to rely upon the documentation and representations provided to me by the Secretary of State for the jurisdiction in which the Company is incorporated (in this case the State of Nevada).  As a company is a creature of statute, the fact of its incorporation by the State entitles the Company and myself to reply on the fact that the Company is validly organized under the laws of the State of Nevada.  Further, as it is a valid creature of statute I can further rely on the representations made to the Company by its incorporating agent within the State of Nevada that the Company is in compliance with the statutory provisions of Nevada law, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.  I expressly exempt from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law; or the law of any other state or jurisdiction, to any aspect of the information contained in this opinion as those matters would be subsumed in the actions of the Secretary of State.

Aside of the deeming provisions as they exist in the Secretary of State’s actions, I have as a prudent lawyer made such further investigations as I have considered necessary and appropriate to form a basis for this opinion.  This opinion is qualified by the scope of the document review specified herein, and I make no representations as to the sufficiency of my investigation for this opinion.  I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements in the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use therein of my name as special counsel.  In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

I trust that this response satisfies your queries as to the capacity of this lawyer to generate the opinion requested.

Yours very truly,

SIEBENGA & ASSOCIATES

“David Siebenga”

Per: David J. Siebenga, Esq.

DJS/